As filed with the Securities and Exchange Commission on December 14, 2006
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBAL TELECOM & TECHNOLOGY, INC.
(Exact name of registrant as specified in its Charter)

Delaware	20-2096338
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8484 Westpark Drive
Suite 720
McLean, Virginia 22102
(Address of Principal Executive Offices)

2006 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN
(Full title of the plans)

David Ballarini
Interim Chief Financial Officer
Global Telecom & Technology, Inc.
8484 Westpark Drive
Suite 720
McLean, Virginia 22102
(Name and address of agent for service)

(703) 442-5500
(Telephone number, including area code, of agent of service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount To Be	Offering Price Per	Aggregate Offering	Amount Of
Title Of Shares To Be Registered	Registered (1)	Share	Price	Registration Fee
Common Stock, $.0001 par value	3,000,000 shares (2)	$3.08 (3)	$9,240,000 (3)	$988.68 (3)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares issuable upon the exercise of stock options, restricted stock, bonus stock or other stock-based awards granted or to be granted under the registrant’s 2006 Employee, Director and Consultant Stock Plan.

(3)	Estimated based upon the average of the high and low sales prices of common stock on December 11, 2006, as reported on the Over-the-Counter Bulletin Board, solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) promulgated under the Securities Act.

Explanatory Note
     This Registration Statement is intended to register a total of 3,000,000 shares of the common stock, par value $.0001 per share, to be issued by Global Telecom & Technology, Inc., a Delaware corporation (the “Company”), under the Company’s 2006 Employee, Director and Consultant Stock Plan (the “Plan”).
     On November 30, 2006, our Compensation Committee approved an amendment to the Plan changing the Plan’s termination date to May 21, 2016 and reflecting our name change to Global Telecom & Technology, Inc. Due to a typographical error, the Plan included as Annex E to our Definitive Proxy Statement (No. 000-51211), dated October 2, 2006, as filed with Securities and Exchange Commission (the “Commission”), stated that the termination date of the Plan would be May 21, 2006.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not required to be filed with this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the Commission:
     (1) Amendment No. 2 to Form 10-K filed by us on August 21, 2006, which contains our audited financial statements for the latest fiscal year for which such statements have been filed;
     (2) Forms 10-Q filed by us on August 21, 2006 and November 14, 2006 and Amendment No. 1 to Form 10-Q filed by us on August 21, 2006;
     (3) The Current Reports on Form 8-K filed by us on August 21, 2006, September 20, 2006, September 26, 2006 and November 8, 2006 and Amendments to Form 8-K filed by us on June 30, 2006 and October 20, 2006; and
     (4) The description of our common stock contained in our Registration Statement on Form 8-A filed on March 21, 2005, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. The information contained in any such documents will automatically update and supercede any information previously incorporated by reference into this Registration Statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Greenberg Traurig, LLP has opined as to the legality of the securities being offered by this Registration Statement.
Item 6. Indemnification of Directors and Officers.
     Our second amended and restated certificate of incorporation (the “Second Restated Charter”) and our amended and restated bylaws (the “Bylaws”) provide that each of our directors and officers shall be entitled to be indemnified by us to the fullest extent permitted by law. Our Second Restated Charter provides that we may indemnify to the fullest extent permitted by law all of our employees. Our Bylaws provide that, if authorized by the board of directors, we may indemnify any other person whom we have the power to indemnify under section 145 of the Delaware General Corporation Law.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Second Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 19, 2006.

4.2	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 19, 2006.

4.3	2006 Employee, Director and Consultant Stock Plan, as amended

5.1	Opinion of Greenberg Traurig, LLP.

23.1	Consent of J.H. Cohn LLP.

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

Item 9. Undertakings.
(a) We hereby undertake:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Virginia, on this 14th day of December, 2006.

GLOBAL TELECOM & TECHNOLOGY, INC.

By:	/s/ D. Michael Keenan D. Michael Keenan
Chief Executive Officer
POWER OF ATTORNEY
     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints D. Michael Keenan and David Ballarini and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ D. Michael Keenan D. Michael Keenan	Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2006

/s/ H. Brian Thompson H. Brian Thompson	Chairman of the Board and Executive Chairman	December 14, 2006

/s/ David Ballarini David Ballarini	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 14, 2006

/s/ Rhodric C. Hackman Rhodric C. Hackman	Director	December 14, 2006

/s/ Morgan E. O’Brien Morgan E. O’Brien	Director	December 14, 2006

/s/ Alex Mandl	Director	December 14, 2006
Alex Mandl

/s/ Didier Delepine Didier Delepine	Director	December 14, 2006

/s/ Howard Janzen Howard Janzen	Director	December 14, 2006

/s/ Sudhakar Shenoy Sudhakar Shenoy	Director	December 14, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Second Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 19, 2006.

4.2	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 19, 2006.

4.3	2006 Employee, Director and Consultant Stock Plan, as amended

5.1	Opinion of Greenberg Traurig, LLP.

23.1	Consent of J.H. Cohn LLP.

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).